For:	Alamo Group Inc.

Contact:	Dan E. Malone
Vice President
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES RECORD RESULTS FOR 2018
AS SALES TOP $1 BILLION

SEGUIN, Texas, February 28, 2019 - Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2018.
Highlights
•Record net sales for full year of $1.0 billion, up 10.6%
•Record net income for full year of $73.5 million, up 65.8%
•Margin improvement helped drive income from operations to the 10% level
•Record net sales for the fourth quarter of $256.0 million, up 5.3%
◦Industrial Division net sales of $160.0 million, up 8.7%
◦Agricultural Division net sales of $55.9 million, down 1.0%
◦European Division net sales of $40.1 million, up 1.3%
•Record net income for the fourth quarter of $16.6 million, up 412.0%
•Backlog remains strong at $240 million, up 10.1% versus prior year end

ALAMO GROUP ANNOUNCES RESULTS FOR 2018 AS SALES TOP $1 BILLION - PAGE 2
Results for the Quarter

Net sales for the fourth quarter of 2018 were $256.0 million compared to net sales of $243.3 million in the fourth quarter of 2017, an increase of 5.3%. Net income for the fourth quarter was $16.6 million, or $1.41 per diluted share, compared to $3.2 million, or $0.27 per diluted share in the prior year. Fourth quarter 2017 net income included a one-time charge of $10.2 million related to the U.S. tax reform bill which was enacted in December 2017. Excluding this charge, adjusted net income in the fourth quarter of 2017 was $13.5 million, or $1.15 per diluted share.(1)
Results for the Full Year
Net sales for the full year of 2018 were $1,008.8 million, up 10.6% compared to net sales of $912.4 million in the prior year. Net income for the full year was $73.5 million, or $6.25 per diluted share, versus $44.3 million, or $3.79 per diluted share in 2018. The results for 2018 include a net $3.3 million favorable adjustment to the provisional tax reform expense recorded in 2017;  the results for 2017 included the one-time net charge of $10.2 million referenced above. Excluding these two adjustments, net income for the full year of 2018 was $70.2 million compared to net income of $54.6 million for the prior year period, an increase of 28.6%.(1)
The results for 2018 also included the effects of the acquisitions of Santa Izabel and Old Dominion Brush Company, which were both completed in June 2017, and R.P.M. Tech which was completed in August 2017. Together these three acquisitions added $64.9 million in net sales and $5.0 million in net income in 2018 compared to $25.5 million in net sales and $1.0 million in net income during the partial year they were with Alamo in 2017.(1)
Net sales and net income for both the fourth quarter and full year 2018 were at record levels for Alamo Group, marking the first time the Company achieved revenue exceeding $1.0 billion.

ALAMO GROUP ANNOUNCES RESULTS FOR 2018 AS SALES TOP $1 BILLION - PAGE 3
Results by Division
Alamo Group's Industrial Division net sales in the fourth quarter of 2018 were $160.0 million compared to $147.2 million in the fourth quarter of 2017, an increase of 8.7%. For the full year net sales in 2018 were $598.9 million compared to $522.7 million in 2017, an increase of 14.6%. The Division's income from operations for the full year was $64.2 million in 2018 compared to $51.9 million in 2017. The Industrial Division's results included the effects of the acquisitions of Old Dominion Brush Company and R.P.M. Tech, which combined contributed $48.9 million in net sales and $5.4 million in income from operations in 2018 compared to $19.8 million in net sales and $2.0 million in income from operations during the partial year they were with Alamo in 2017.
The Company's Agricultural Division recorded net sales of $55.9 million in the fourth quarter of 2018 compared to $56.5 million in the same period of 2017, a decrease of 1.0%. For full year 2018 net sales were $235.1 million versus $227.4 million in 2017, an increase of 3.4%. Full year income from operations was $22.6 million for the Division in 2018 compared to $24.1 million in the prior year. The Agricultural Division results include the effects of Santa Izabel, which contributed $16.0 million in net sales and $1.2 million in income from operations in 2018 compared to $5.7 million in net sales and a $0.3 million loss from operations during the partial year it was with Alamo in 2017.
Alamo's European Division net sales in the fourth quarter of 2018 were $40.1 million, an increase of 1.3% compared to net sales of $39.6 million in the fourth quarter of 2017. For the full year the Division's net sales were $174.8 million compared to $162.3 million in 2017, an increase of 7.7%. Income from operations for the full year was $14.2 million in 2018 compared to $12.8 million achieved in 2017.
Comments on Results
Ron Robinson, Alamo Group’s President and CEO commented, “Alamo delivered a robust finish to 2018 which propelled the full year results to record levels and marked the first time net sales for the Company

ALAMO GROUP ANNOUNCES RESULTS FOR 2018 AS SALES TOP $1 BILLION - PAGE 4
surpassed the one billion dollar mark. We believe this is a significant achievement and a testament to the strength of the Company's total organization which has delivered record results for eight out of the last nine years. Our results reflect both the benefit we received from the U.S. corporate tax reform measures that took effect in 2018 and the full year contribution from acquisitions completed in 2017. The Company's accomplishments for the year were realized against a backdrop of significant challenges including above average increases in many input costs such as energy, freight, steel and other components as well as higher tariffs that contributed to cost inflation. In addition, long lead times for many purchased commodities led to production challenges and higher inventory levels. However, despite these issues, our income from operations surpassed the 10% mark which has been one of our operational targets.
"Alamo's Industrial Division was the biggest contributor to the Company's record results with the highest growth in sales and income from operations. Once again, the Division benefited from broad strength across our product range which was helped by steady and improving market demand that seems to be continuing as we move into 2019. And, our backlog, which has remained favorable throughout the year has allowed us to be more efficient in our production planning. Products such as our Gradall excavators, Vacall and Super Products vacuum trucks, Schwarze and NiteHawk street sweepers as well as Alamo and Tiger mowing equipment all showed solid improvement which led to the results achieved.
"Our Agricultural Division, which was affected by all the challenges referenced previously, also had to contend with weaker market conditions as a result of declining farm incomes. Yet, sales for the year were up modestly and margins held steady despite the market challenges. Our Bush Hog, Rhino and Schulte operations all produced solid results for the year though we are concerned the market conditions are likely to continue to constrain results as we move into 2019.
"The Company's European operations had a record year with our McConnel operation in the U.K. leading the way. This was particularly gratifying given they not only faced some of the cost challenges we referenced, but also continue to be affected by the uncertainly surrounding the pending Brexit

ALAMO GROUP ANNOUNCES RESULTS FOR 2018 AS SALES TOP $1 BILLION - PAGE 5
situation which is causing some uncertainty in the markets. We hope this issue gets resolved in a reasonable manner in 2019, though we feel we can continue to do well under most of the likely scenarios for completing this separation. We also believe some of our internal issues which constrained results in our French operations in 2018 should show improvement as we move into 2019. However, we are concerned about overall economic conditions in Europe which seem to be softening, though our backlog remains at a healthy level.
"All in all, while we certainly think there are some ongoing challenges with which we will need to contend  in 2019, we believe the outlook for Alamo Group remains favorable. And, we are taking even more proactive initiatives to drive improvements in sales and operating efficiencies. This will result in increased product development spending and capital investments. Ongoing product development initiatives have helped drive our organic growth and we are excited about some of the new products which we will be introducing to our markets in 2019. Our increased capital investments, led by the recently announced new facility we are building for our Super Products vacuum truck operations, are aimed at consolidating our manufacturing footprint and further updating the technical capabilities of our overall operations. We believe both of these initiatives should lead to ongoing improved results for Alamo.
"While we did not complete any acquisitions in 2018, this remains a core part of our strategy moving ahead. In the past year, high valuations constrained our M&A activity though we remain very active in pursuing opportunities as evidenced by the recently announced pending acquisition of Dutch Power in the Netherlands.
"As we enter our 50th year, we continue to feel Alamo Group will benefit from our broad product portfolio and the diversity of the markets we serve. We also believe by making further investments in product development and our manufacturing operations we can continue to drive both top line growth and margin improvement which will help our Company in 2019 and beyond. We are proud of the results we achieved in 2018, but are already focused on the future. I want to thank everyone at Alamo Group whose dedication and commitment have made us the company we are today."

ALAMO GROUP ANNOUNCES RESULTS FOR 2018 AS SALES TOP $1 BILLION - PAGE 6
Earnings Conference Call
Alamo Group will host a conference call to discuss fourth quarter and year end 2018 financial results on Friday, March 1, 2019 at 11:00 a.m. Eastern (10 a.m. Central, 9:00 a.m. Mountain and 8:00 a.m. Pacific).  Hosting the call will be members of senior management.
Individuals wishing to participate in the conference call should dial 800-479-1004 (domestic) or 323-794-2598 (internationally). For interested individuals unable to join the call, a replay will be available until Wednesday, March 6, 2019 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 8315612.
The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Friday, March 1, 2019, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,500 employees and operates 26 plants in North America, Europe, Australia and Brazil as of December 31, 2018. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

ALAMO GROUP ANNOUNCES RESULTS FOR 2018 AS SALES TOP $1 BILLION - PAGE 7
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #

(1) This is a non-GAAP financial measure. For more information relating to this measure including a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure refer to "Non-GAAP Financial Measure Reconciliation" below and the Attachments thereto

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$34,043	$25,373
Accounts receivable, net	228,098	205,767
Inventories	176,630	155,568
Other current assets	14,072	5,819
Total current assets	452,843	392,527

Rental equipment, net	43,978	28,493

Property, plant and equipment	87,230	76,664

Goodwill	83,243	84,761
Intangible assets	48,857	52,872
Other non-current assets	5,482	4,354

Total assets	$721,633	$639,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$54,083	$55,825
Income taxes payable	2,865	5,002
Accrued liabilities	43,785	40,454
Current maturities of long-term debt and capital lease obligations	119	82
Total current liabilities	100,852	101,363

Long-term debt, net of current maturities	85,179	60,000
Long term tax payable	6,120	12,316
Deferred pension liability	1,944	1,225
Other long-term liabilities	8,436	7,291
Deferred income taxes	11,731	8,368

Total stockholders’ equity	507,371	449,108

Total liabilities and stockholders’ equity	$721,633	$639,671

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017

Industrial	$160,011	$147,160	$598,930	$522,706
Agricultural	55,887	56,468	235,069	227,389
European	40,140	39,632	174,823	162,285
Total Net Sales	256,038	243,260	1,008,822	912,380

Cost of sales	193,406	182,349	752,707	677,687
Gross margin	62,632	60,911	256,115	234,693
	24.5%	25.0%	25.4%	25.7%

Operating Expenses	37,940	40,042	155,027	145,955
Income from Operations	24,692	20,869	101,088	88,738
	9.6%	8.6%	10.0%	9.7%

Interest Expense	(1,260)	(598)	(5,493)	(4,839)
Interest Income	101	79	410	336
Other Income	(983)	416	(1,474)	(1,868)

Income before income taxes	22,550	20,766	94,531	82,367
Provision for income taxes	5,961	17,526	21,045	38,052

Net Income	$16,589	$3,240	$73,486	$44,315

Net income per common share:

Basic	$1.42	$0.28	$6.30	$3.84

Diluted	$1.41	$0.27	$6.25	$3.79

Average common shares:
Basic	11,693	11,592	11,660	11,549

Diluted	11,768	11,727	11,761	11,682

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses the impact of the Company's recently completed acquisitions upon Sales, Operating Income and Net Income all of which are non-GAAP financial measures. Attachment 2 discloses the impact of tax reform in 2017 and 2018. Attachment 3 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 4 shows the net change in our total debt, net of cash, and earnings before interest, taxes, depreciation and amortization ("EBITDA"), both of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net Sales (consolidated) - GAAP	$256,038	$243,260	$1,008,822	$912,380
(less: net sales attributable to acquisitions)	(17,497)	(13,903)	(64,884)	(25,488)
Net Sales less acquisitions (consolidated) - non-GAAP	$238,541	$229,357	$943,938	$886,892

Net Sales (Industrial Division) - GAAP	$160,011	$147,160	$598,930	$522,706
(less: net sales attributable to acquisition)	(14,169)	(11,844)	(48,933)	(19,759)
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$145,842	$135,316	$549,997	$502,947

Net Sales (Agricultural Division) - GAAP	$55,887	$56,468	$235,069	$227,389
(less: net sales attributable to acquisitions)	(3,328)	(2,059)	(15,951)	(5,729)
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$52,559	$54,409	$219,118	$221,660

Net Sales (European Division) - GAAP	$40,140	$39,632	$174,823	$162,285
(less: net sales attributable to acquisition)	—	—	—	—
Net Sales less acquisitions (European Division) - non-GAAP	$40,140	$39,632	$174,823	$162,285

Operating Income (consolidated) - GAAP	$24,692	$20,869	$101,088	$88,738
(adjust: operating (income) attributable to Industrial acquisitions)	(2,295)	(1,251)	(5,415)	(1,982)
(adjust: operating (income)loss attributable to Agricultural acquisitions)	(226)	239	(1,211)	319
Operating Income less acquisitions (consolidated) - non-GAAP	$22,171	$19,857	$94,462	$87,075

Net Income (consolidated) - GAAP	$16,589	$3,240	$73,486	$44,315
(less: net income attributable to acquisitions)	(1,808)	(580)	(5,040)	(980)
Net Income less acquisitions (consolidated) - non-GAAP	$14,781	$2,660	$68,446	$43,335

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Tax Reform

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Net Income - GAAP	$16,589	$3,240	$73,486	$44,315
Adjustments (after tax):
(add: new tax legislation)	(336)	10,236	(3,331)	10,236
Adjusted Net Income - non-GAAP	$16,253	$13,476	$70,155	$54,551

Diluted EPS - GAAP	$1.41	$0.27	$6.25	$3.79
(add: new tax legislation)	(0.03)	0.88	(0.28)	0.88
Adjusted Diluted EPS - non-GAAP	$1.38	$1.15	$5.97	$4.67

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended December 31,			Change due to currency translation
	2018	2017	% change from 2017	$	%

Industrial	$160,011	$147,160	8.7%	$(1,009)	(0.7)%
Agricultural	55,887	56,468	(1.0)%	(824)	(1.5)%
European	40,140	39,632	1.3%	(1,276)	(3.2)%
Total Net Sales	$256,038	$243,260	5.3%	$(3,109)	(1.3)%

	Twelve Months Ended December 31,			Change due to currency translation
	2018	2017	% change from 2017	$	%

Industrial	$598,930	$522,706	14.6%	$(814)	(0.2)%
Agricultural	235,069	227,389	3.4%	(2,040)	(0.9)%
European	174,823	162,285	7.7%	7,146	4.4%
Total Net Sales	$1,008,822	$912,380	10.6%	$4,292	0.5%

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	December 31, 2018	December 31, 2017	Net Change

Current maturities	$119	$82
Long-term debt, net of current	85,179	60,000
Total Debt	$85,298	$60,082

Total Cash	34,043	25,373
Total Debt Net of Cash	$51,255	$34,709	$(16,546)

EBITDA

	Twelve Months Ended
	December 31, 2018	December 31, 2017

Income from operations	$101,088	$88,738
Depreciation	19,609	17,147
Amortization	3,726	3,520
EBITDA	$124,423	$109,405